EXHIBIT 10.I

                             PROMISSORY NOTE


$20,000,000.00                                      February 13, 1998
Kenan Transport Company
143 West Franklin Street
Chapel Hill, North Carolina  27516-3910
(Hereinafter referred to as the "Borrower")

First Union National Bank
301 South Tryon Street
Charlotte, North Carolina 28202
(Hereinafter referred to as the "Bank")

Borrower promises to pay to the order of Bank, in lawful money of the United States of America, at its office indicated above or wherever else Bank may specify, on March 31, 2003 or upon any accelerated maturity of the Obligations hereunder, the sum of Twenty Million Dollars ($20,000,000.00) or such sum as may be advanced and outstanding from time to time with interest on the unpaid principal balance at the rate and on the terms provided in this Promissory Note (including all renewals, extensions or modifications hereof, this "Note").


AVAILABILITY REDUCTION.

The total credit available to Borrower pursuant to this Note "Maximum Loan Availability" shall decline $500,000 each quarter in accordance with the Availability Reduction Schedule attached hereto as Exhibit A and incorporated by reference. The Availability Reduction Schedule, is based on a five-year level principal amortization of Ten Million Dollars ($10,000,000.00).

INTEREST RATE DEFINITIONS.

Prime Rate. The rate of Bank's Prime Rate minus 1.0% as that rate may change from time to time with changes to occur on the date Bank's Prime Rate changes ("Prime-Based Rate"). "Bank's Prime Rate" shall be that rate announced by Bank from time to time as its prime rate and is one of several interest rate bases used by Bank. Bank lends at rates both above and below Bank's Prime Rate, and Borrower acknowledges that Bank's Prime Rate is not represented or intended to be the lowest or most favorable rate of interest offered by Bank.

LIBOR Market Index. Libor Market Index as that rate may change from day-to-day in accordance with changes in the Libor Market Rate Index, plus a margin based upon the ratio of Borrower's funds from operations to funded debt ("LIBOR Market Index-Based Rate"), tested on a trailing four quarter basis as shown below, and adjusted five days after receipt by Bank of Borrower's quarterly financial statements.

       Funds from Operations to Funded Debt             Applicable Margin

             Less than 0.60                                  0.625%
        Greater than or equal to 0.60 but
             less than 1.05                                  0.500%
           Greater than or equal to 1.05                     0.375%



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"LIBOR Market Index", for any day, is the rate (rounded to the next higher 1/100 of 1%) for 1 month U.S. dollar deposits as reported on Telerate page 3750 as of 11:00 a.m., London time, on such day, or if such day is not a London business day, then the immediately preceding London business day (or if not so reported, then as determined by Bank from another recognized source or interbank quotation).

"Funded Debt" is defined as all indebtedness of Borrower and its subsidiaries for borrowed money, including but not limited to obligations evidenced by notes, debentures, bonds, capital leases and other similar instruments.

"Funds From Operations" is defined as net after tax income of Borrower and its subsidiaries plus depreciation and amortization minus dividends.

All terms not specifically defined herein shall be interpreted according to generally accepted accounting principles.

INTEREST RATE SELECTION AND ADJUSTMENT.

Interest Rate Options. Subject to the provisions hereof, at the election of Borrower, the unpaid principal balance of an Advance (defined herein) under this Note shall bear interest from the date such Advance is made available to the Borrower at the LIBOR Market Index-Based Rate or Prime-Based Rate selected by Borrower in accordance herewith (each, an "Interest Rate"). Borrower shall select the Interest Rate pursuant to the subparagraph entitled "Notice and Manner of Borrowing and Rate Conversion" below. There shall be no more than one Interest Rate for an Advance in effect at any time.

When the Prime-Based Rate is selected for an Advance, it shall be adjusted daily as applicable to reflect Bank's Prime Rate and the Prime-Based Rate shall continue to apply until another Interest Rate option for an Advance is selected pursuant to the subparagraph entitled "Notice and Manner of Borrowing and Rate Conversion." When the LIBOR Market Index-Based Rate is selected for an Advance, it shall be adjusted daily as applicable to reflect LIBOR Market Index and the LIBOR Market Index-Based Rate shall continue to apply until another Interest Rate option for an Advance is selected pursuant to the subparagraph entitled "Notice and Manner of Borrowing and Rate Conversion." Until the Borrower selects an initial Interest Rate as provided herein, the Advance shall bear interest at the Prime-Based Rate.

The initial Applicable Margin, for purposes of determining the LIBOR Market Index shall be calculated according to the ratio of Borrowers Funds from Operations to Funded Debt reflected in Borrower's Initial Compliance Certificate based upon financial information from Borrower's most recently ended quarter.

Default Rate. In addition to all other rights contained in this Note, if a Default (defined herein) occurs and as long as a Default continues, all outstanding Obligations shall bear interest at the Interest Rate plus 3% ("Default Rate"), except if the Note is governed by the laws of the State of North Carolina and the original principal amount is under or equal to $300,000.00, the Default Rate shall be the Prime-Based Rate. The Default Rate shall also apply from acceleration until the Obligations or any judgment thereon is paid in full.

Notice and Manner of Borrowing and Rate Conversion. Borrower shall give Bank irrevocable telephonic notice (confirmed in writing) of each proposed Advance or rate conversion not later than 11:00 a.m. local time at the office of Bank first shown above (a) on the same business day as each proposed Advance or rate conversion to a Prime-Based Rate or LIBOR Market Index-Based Rate. Each


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such notice shall specify (i) the date of such Advance or rate conversion, which shall be a business day, (ii) the amount of each Advance or the amount to be converted, and (iii) the Interest Rate selected by Borrower. Notices received after 11:00 a.m. local time at the office of Bank first shown above shall be deemed received on the next business day.

INTEREST AND FEE(S) COMPUTATION. (Actual/360). Interest and fees, if any, shall be computed on the basis of a 360-day year for the actual number of days in the applicable period ("Actual/360 Computation"). The Actual/360 Computation determines the annual effective yield by taking the stated (nominal) rate for a year's period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the applicable period. Application of the Actual/360 Computation produces an annualized effective rate exceeding that of the nominal rate.

REPAYMENT TERMS. This Note shall be due and payable in consecutive quarterly payments of accrued interest only commencing on March 31, 1998, and on each quarterly anniversary thereafter until fully paid. If at any time the outstanding principal balance on the Note exceeds the Maximum Loan Availability, whether as a result of an availability reduction or otherwise, the amount of such excess will be paid immediately to the Bank. In any event, all principal and accrued interest shall be due and payable on March 31, 2003.

PREPAYMENT. This Note and the Obligations may be prepaid in part or in full at any time and from time to time without premium or penalty, provided however any prepayment in whole or in part will not affect the Borrower's obligation to continue making payments in connection with any swap agreement (as defined in 11 U.S.C. 101), which will remain in full force and effect notwithstanding that prepayment.

AVAILABILITY FEE. Borrower shall pay to Bank quarterly an availability fee equal to .10% per annum on the average daily unused available principal under the Note for the preceding calendar quarter or portion thereof.

FACILITY FEE. Borrower shall pay a facility fee of .10% of the initial principal loan amount at closing.

APPLICATION OF PAYMENTS. Monies received by Bank from any source for application toward payment of the Obligations shall be applied to accrued interest and then to principal. If a Default occurs, monies may be applied to the Obligations in any manner or order deemed appropriate by Bank.

If any payment received by Bank under this Note or other Loan Documents is rescinded, avoided or for any reason returned by Bank because of any adverse claim or threatened action, the returned payment shall remain payable as an obligation of all persons liable under this Note or other Loan Documents as though such payment had not been made.

LOAN DOCUMENTS AND OBLIGATIONS. The term "Loan Documents" used in this Note and other Loan Documents refers to all documents executed in connection with the loan evidenced by this Note, and may include, without limitation, a commitment letter that survives closing, a loan agreement, this Note, guaranty agreements, security agreements, security instruments, financing statements, mortgage instruments, letters of credit and any renewals or modifications, whenever any of the foregoing are executed, but does not include swap agreements (as defined in 11 U.S.C. Section 101).

The term "Obligations" used in this Note refers to any and all indebtedness and other obligations under this Note, all other obligations and covenants under any other Loan Document(s), and all obligations under any swap agreements as defined in 11 U.S.C. Section 101 between Borrower and Bank whenever executed.


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LATE CHARGE.  If any payments are not timely made, Borrower shall also pay to Bank a late charge equal to 4% of each payment past due for 15 or more days.

Acceptance by Bank of any late payment without an accompanying late charge shall not be deemed a waiver of Bank's right to collect such late charge or to collect a late charge for any subsequent late payment received.

ATTORNEYS' FEES AND OTHER COLLECTION COSTS. Borrower shall pay all of Bank's reasonable expenses incurred to enforce or collect any of the Obligations, including, without limitation, reasonable arbitration, paralegals', attorneys' and experts' fees and expenses, whether incurred without the commencement of a suit, in any trial, arbitration, or administrative proceeding, or in any appellate or bankruptcy proceeding.

USURY. Regardless of any other provision of this Note or other Loan Documents, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of this Note and not to the payment of interest, and (ii) if the loan evidenced by this Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of this Note or the refunding of excess to be a complete settlement and acquittance thereof.

DEFAULT. If any of the following occurs, a default ("Default") under this Note shall exist:

Nonpayment; Nonperformance. The failure to make any payment of principal or interest within five days of due date, or of performance of the Obligations or Default under this Note or any other Loan Documents, which is not cured within fifteen days of notice thereof, provided however that the Bank shall not be required to give notice in the event of a violation by Borrower of the Negative Covenants or the Financial Covenants in the Loan Agreement and Borrower shall not be entitled to a cure period with respect to such violations, nor shall the Bank be required to give the Borrower the opportunity to cure any inaccuracy in a representation that is required by the Loan Documents to have been true when stated.

False Warranty. A warranty or representation made in the Loan Documents or furnished Bank in connection with the loan evidenced by this Note proves to have been materially false when made, or if of a continuing nature, becomes materially false. Projections regarding future performance of the Borrower provided by Borrower to Bank in connection with the loan evidenced by this Note are not deemed to be representations the ultimate inaccuracy of which can be deemed grounds for default by Bank.

Cross Default. At Bank's option, any default in payment or performance of any obligation under any other loans, contracts or agreements of Borrower or any Subsidiary of Borrower, with Bank or its affiliates. "Subsidiary" shall mean any corporation of which more than 80% of the issued and outstanding voting stock is owned directly or indirectly by Borrower.

Cessation; Bankruptcy. The death of, appointment of guardian for, dissolution of, termination of existence of, loss of good standing status by, appointment of a receiver for, assignment for the benefit of creditors of, or commencement of any bankruptcy or insolvency proceeding by or against the Borrower or its Subsidiaries, if any, or any general partner of or the holder(s) of the majority ownership interests of Borrower, or any party to the Loan Documents.

REMEDIES UPON DEFAULT. If a Default occurs under this Note or any Loan Documents, Bank may at any time thereafter, take the following actions:


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Bank Lien.  Foreclose its lien against Borrower's accounts without notice.

Acceleration Upon Default. Accelerate the maturity of this Note and all other Obligations, and all of the Obligations shall be immediately due and payable.

Cumulative. Exercise any rights and remedies as provided under the Note and other Loan Documents, or as provided by law or equity.

LINE OF CREDIT ADVANCES. Borrower may borrow, repay and reborrow, and, pursuant to the terms hereof, may prepay and Bank may advance and readvance under this Note respectively from time to time until the maturity hereof (each an "Advance" and together the "Advances"), so long as the total indebtedness outstanding at any one time does not exceed the principal amount stated on the face of this Note minus the applicable Availability Reduction. Bank's obligation to make Advances under this Note shall terminate if Borrower is in Default or a representation in any of the Loan Documents is false or has become false. As of the date of each proposed Advance, Borrower shall be deemed to represent that each representation made in the Loan Documents is true as of such date.

WAIVERS AND AMENDMENTS. No waivers, amendments or modifications of this Note and other Loan Documents shall be valid unless in writing and signed by an officer of Bank and, in the case of amendments or modifications, the other parties hereto. No waiver by Bank of any Default shall operate as a waiver of any other Default or the same Default on a future occasion. Neither the failure nor any delay on the part of Bank in exercising any right, power, or remedy under this Note and other
Loan Documents shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

Each Borrower or any person liable under this Note waives presentment, protest, notice of dishonor, demand for payment, notice of intention to accelerate maturity, notice of acceleration of maturity, notice of sale and all other notices of any kind. Further, each agrees that Bank may extend, modify or renew this Note or make a novation of the loan evidenced by this Note for any period and grant any releases, compromises or indulgences with respect to any collateral securing this Note, or with respect to any other Borrower or any other person liable under this Note or other Loan Documents, all without notice to or consent of each Borrower or each person who may be liable under this Note or other Loan Documents and without affecting the liability of Borrower or any person who may be liable under this Note or other Loan Documents.

MISCELLANEOUS PROVISIONS.

Assignment. This Note and other Loan Documents shall inure to the benefit of and be binding upon the parties and their respective heirs, legal representatives, successors and assigns. Bank's interests in and rights under this Note and other Loan Documents are freely assignable, in whole or in part, by Bank. In addition, nothing in this Note or any of the Loan Documents shall prohibit Bank from pledging or assigning this Note or any of the Loan Documents or any interest therein to any Federal Reserve Bank. Borrower shall not assign its rights and interest hereunder without the prior written consent of Bank, and any attempt by Borrower to assign without Bank's prior written consent is null and void. Any assignment shall not release Borrower from the Obligations.

Applicable Law; Conflict Between Documents. This Note and other Loan Documents shall be governed by and construed under the laws of the state named in Bank's address shown above without regard to that state's conflict of laws principles. If the terms of this Note should conflict with the terms of the loan agreement or any commitment letter that survives closing, the terms of this Note shall control.


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Borrower's Accounts.  Except as prohibited by law, Borrower grants Bank a security interest in all of Borrower's accounts with Bank and any of its affiliates.

Jurisdiction. Borrower irrevocably agrees to non-exclusive personal jurisdiction in the state named in Bank's address shown above.

Severability.  If any provision of this Note or of the other Loan
Documents shall be prohibited or invalid under applicable law, such provision shall be ineffective but only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note or other such document.

Notices. Any notices to Borrower shall be sufficiently given, if in writing and mailed or delivered to the Borrower's address shown above or such other address as provided hereunder, and to Bank, if in writing and mailed or delivered to Bank's office address shown above or such other address as Bank may specify in writing from time to time. In the event that Borrower changes Borrower's address at any time prior to the date the Obligations are paid in full, Borrower agrees to promptly give written notice of said change of address by registered or certified mail, return receipt requested, or overnight courier, all charges prepaid.

Plural; Captions. All references in the Loan Documents to Borrower, guarantor, person, document or other nouns of reference mean both the singular and plural form, as the case may be, and the term "person" shall mean any individual, person or entity. The captions contained in the Loan Documents are inserted for convenience only and shall not affect the meaning or interpretation of the Loan Documents.

Binding Contract. Borrower by execution of and Bank by acceptance of this Note agree that each party is bound to all terms and provisions of this Note.

Advances. Bank in its sole discretion may make other Advances under this Note pursuant hereto.

Posting of Payments. All payments received during normal banking hours after 2:00 p.m. local time at the office of Bank first shown above shall be deemed received at the opening of the next banking day.

Fees and Taxes. Borrower shall promptly pay all documentary, intangible recordation and/or similar taxes on this transaction whether assessed at closing or arising from time to time.

Arbitration. Upon demand of any party hereto, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Note and other Loan Documents ("Disputes") between or among parties to this Note shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, disputes as to whether a matter is subject to arbitration, claims brought as class actions, claims arising from Loan Documents executed in the future, or claims arising out of or connected with the transaction reflected by this Note.

Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the "Arbitration Rules") of the American Arbitration Association (the "AAA") and Title 9 of the U.S. Code. All arbitration hearings shall be conducted in the city in which the office of Bank first stated above is located. The expedited procedures set forth in Rule 51 et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000.00. All applicable statutes of limitation shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. The panel from which all arbitrators are selected shall be comprised of licensed attorneys. The single


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arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted or if such person is not available to serve, the single arbitrator may be a licensed attorney. Notwithstanding the foregoing, this arbitration provision does not apply to disputes under or related to swap agreements.

Preservation and Limitation of Remedies. Notwithstanding the preceding binding arbitration provisions, Bank and Borrower agree to preserve, without diminution, certain remedies that any party hereto may employ or exercise freely, independently or in connection with an arbitration proceeding or after an arbitration action is brought. Bank and Borrower shall have the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable:
(i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted under Loan Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale; (ii) all rights of self-help including peaceful occupation of real property and collection of rents, set-off, and peaceful possession of personal property; (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and filing an involuntary bankruptcy proceeding; and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

Borrower and Bank agree that they shall not have a remedy of punitive or exemplary damages against the other in any Dispute and hereby waive any right or claim to punitive or exemplary damages they have now or which may arise in the future in connection with any Dispute whether the Dispute is resolved by arbitration or judicially.

     IN WITNESS WHEREOF, Borrower, on the day and year first above written, has caused this Note to be executed under seal.

                 Kenan Transport Company
                 Taxpayer Identification Number: 56-0516485


CORPORATE        By:  /s/ Lee Shaffer
                      ----------------------------
SEAL                  President & CEO



ATTEST:   /s/   William L. Boone
          -----------------------------
               Secretary


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                                EXHIBIT A

                     AVAILABILITY REDUCTION SCHEDULE

                   Date                        Availability
             ------------------             -----------------
              Closing - 6-30-98                $20,000,000
             07/1/98 - 09/30/98                $19,500,000
             10/1/98 - 12/31/98                $19,000,000
             01/1/99 - 03/31/99                $18,500,000
             04/1/99 - 06/30/99                $18,000,000
             07/1/99 - 09/30/99                $17,500,000
             10/1/99 - 12/31/99                $17,000,000
             01/1/00 - 03/31/00                $16,500,000
             04/1/00 - 06/30/00                $16,000,000
             07/1/00 - 09/30/00                $15,500,000
             10/1/00 - 12/31/00                $15,000,000
             01/1/01 - 03/31/01                $14,500,000
             04/1/01 - 06/30/01                $14,000,000
             07/1/01 - 09/30/01                $13,500,000
             10/1/01 - 12/31/01                $13,000,000
             01/1/02 - 03/31/02                $12,500,000
             04/1/02 - 06/30/02                $12,000,000
             07/1/02 - 09/30/02                $11,500,000
             10/1/02 - 12/31/02                $11,000,000
             01/1/03 - 03/31/03                $10,500,000




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